CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders of:
StrikeForce Technologies, Inc.
Edison, New Jersey

We have issued our report dated April 20, 2006, except for Note 22, as to which the date is May 8, 2006 and Notes 2, 4, 10 and 11 as to which the date is June 6, 2006, accompanying the audited financial statements of StrikeForce Technologies, Inc. contained in the Registration Statement on Form SB-2 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the headings "Change in and Disagreements with Accountants on Accounting and Financial Matters" and "Experts".

/s/ MASSELLA & ASSOCIATES, CPA, PLLC

MASSELLA & ASSOCIATES, CPA, PLLC
Syosset, New York
November 2, 2006